                              SCHEDULE 14A INFORMATION

                     PROXY STATEMENT PURSUANT TO SECTION 14(A)
                       OF THE SECURITIES EXCHANGE ACT OF 1934

                                  AMENDMENT NO. 1

  /X/ Filed by the Registrant

      Filed by a Party Other than the Registrant

Check the appropriate box:
  /X/ Preliminary Proxy Statement
      Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)
      Definitive Proxy Statement
      Definitive Additional Materials
      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              HelpMate Robotics, Inc.
                              -----------------------
                  (Name of Registrant as Specified in its Charter)

      ________________________________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  /X/ No Fee Required

      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
          ___________________________________________________________

          (2)  Aggregate number of securities to which transaction applies:
          ___________________________________________________________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ___________________________________________________________

          (4)  Proposed maximum aggregate value of transaction:
          ___________________________________________________________

          (5)  Total fee paid:
          ___________________________________________________________

      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date off its filing.

          (1)  Amount Previously Paid:
          ___________________________________________________________

          (2)  Form, Schedule or Registration Statement No.:
          ___________________________________________________________

          (3)  Filing Party:
          ___________________________________________________________
          (4)  Date Filed:
          ___________________________________________________________

[HelpMate Logo]

                     _________________________________________

                     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                   MARCH 19, 1998
                     _________________________________________


      A Special Meeting of Stockholders of HelpMate Robotics Inc. (the "COMPANY") will be held on Thursday, March 19, 1998 at 10:00 a.m., at the offices of the Company, Shelter Rock Lane, Danbury, Connecticut 06810 for the following purposes:

          1. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, no par value per share, from 10,000,000 to 40,000,000 shares;

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The proposal to be acted upon at the meeting is further described in detail in the attached Proxy Statement. Only stockholders of record at the close of business on January 30, 1998 (the "RECORD DATE"), will be entitled to notice of and to vote at the meeting and any adjournments or postponement thereof.

      IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. ACCORDINGLY, YOU ARE ENCOURAGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE. THANK YOU FOR ACTING PROMPTLY.

                                        By Order of the Board of Directors,



                                        ___________________________________
                                        Prudence Shepard
                                        Assistant Secretary

March___, 1998

[HelpMate Logo]


                                        March ___, 1998


Dear HelpMate Stockholder:

      On behalf of the Board of Directors and management, I cordially invite you to attend the Special Meeting of Stockholders on Thursday, March 19, 1998, at 10:00 a.m., at the offices of the Company, Shelter Rock Lane, Danbury, Connecticut 06810.

      The accompanying Notice of Special Meeting and Proxy Statement describes the proposal to be considered at the meeting.

      It is important that your shares be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy card in the return envelope.

                                        Very truly yours,



                                        Thomas K. Sweeny
                                        President

                               HELPMATE ROBOTICS INC.
                                 SHELTER ROCK LANE
                            DANBURY, CONNECTICUT  06810
                                   (203) 798-8988


                                  PROXY STATEMENT
                                  ===============


INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "BOARD") of HelpMate Robotics Inc., a Connecticut corporation (the "COMPANY"). Proxies are being solicited for use at a Special Meeting of Stockholders (the "SPECIAL MEETING") to be held at 10:00 a.m., local time, on Thursday, March 19th, 1998, at the offices of the Company, Shelter Rock Lane, Danbury, Connecticut 06810, and for all adjournments and postponements thereof.

The purpose of the Special Meeting is to approve an amendment to the Company's Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") to increase the authorized number of shares of Common Stock, no par value per share (the "COMMON STOCK"), from 10,000,000 to 40,000,000 shares.

Only stockholders of record (the "STOCKHOLDERS") as of the close of business on January 30, 1998, the record date for the Special Meeting (the "RECORD DATE"), will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, 6,951,300 shares of the Company's Common Stock were outstanding and entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote.

The Notice of Special Meeting, this proxy statement, and the accompanying proxy are first being mailed on or about March __, 1998 to stockholders of record as of the close of business on the Record Date.

You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided.

INFORMATION CONCERNING SOLICITATION AND VOTING

Proposal One to approve the amendment of the Company's Certificate of Incorporation increasing the authorized number of shares of Common Stock requires the approval of a majority of the votes cast at the Special Meeting at which a quorum is present.

In order to constitute a quorum for the conduct of business at the Special Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be represented at the Special Meeting. If a share is represented for any purpose at the Special Meeting, it is deemed to be present for all other matters. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, broker non-votes and votes withheld are not treated as votes cast at the Special Meeting, but will have the effect of a negative vote on Proposal One, however, since the Company's certificate of incorporation requires the affirmative vote of a majority of the shares represented at the Special Meeting and entitled to vote in order to approve an action.

Stockholders are encouraged to specify the way they wish to vote their shares by marking the appropriate boxes on the enclosed proxy. All shares represented by each properly executed, unrevoked proxy received in time for the Special Meeting will be voted in the manner specified therein. If the manner of voting with respect to a proposal is not specified in an executed proxy received by the Company, the proxy will be voted FOR approval of such proposal.

Sending in a signed proxy will not affect a Stockholder's right to attend the meeting and vote in person. Any Stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy may be revoked at any time before it is exercised by the Stockholder's delivering a written instrument of revocation to the Company's Transfer Agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. A Stockholder may also revoke the proxy by presenting at the Special Meeting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked. Finally, a proxy may be revoked if the Stockholder is present at the Special Meeting and elects to vote in person.
Mere attendance at the Special Meeting will not serve to revoke a proxy.

The expense of soliciting proxies will be borne by the Company. The solicitation will be by mail. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Special Meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with Stockholders by directors, officers and other employees of the Company who will not receive additional compensation for the solicitation.

The Board does not intend to present any matters for a vote at the meeting except for Proposal One described in this Proxy Statement. The persons named in the proxy will, however, have discretionary voting authority regarding any other business that may properly come before the Special Meeting.

INFORMATION ABOUT CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

The following table sets forth information based upon the Company's records and Securities and Exchange Commission filings with respect to each executive officer, each director and each person known to be a beneficial owner of more than 5% of the Common Stock of the Corporation and all officers and directors as a group as of January 31, 1998. Under the rules and regulations of the Securities and Exchange Commission, a person is deemed to own beneficially all securities of which that person owns or shares voting or investment power as well as all securities which may be acquired through the exercise of currently available conversion, warrant or option rights. Unless otherwise indicated, each such person possesses sole voting and investment power with respect to the shares owned by him.


                                                                                 Shares
                                                                              Beneficially     Percent
   Beneficial Owner                               Address                        Owned        Ownership
   ----------------                               -------                        -----        ---------

Connecticut Financial         c/o Prospect Street Connecticut Capital Inc.      1,014,188      14.59%
Developments, LP              250 Park Avenue, 17th Floor
                              New York, NY  10177

Transitions Two               c/o Landmark Partners Inc.                          467,593       6.66%
Limited Partnership (1)       760 Hopmeadow Street
                              Simsbury, CT  06070

Joseph F. Engelberger(2)      HelpMate Robotics Inc.                            1,221,200      16.84%
                              Shelter Rock Lane
                              Danbury, CT  06810

Thomas K. Sweeny (3)          HelpMate Robotics Inc.                              359,189       5.16%
                              Shelter Rock Lane
                              Danbury, CT  06810

John F. Barry (4)             Prospect Street Connecticut Capital Inc.                  0          0
                              250 Park Avenue, 17th Floor
                              New York, NY  10177

Joseph G. Cote (4)            Prospect Street Connecticut Capital Inc.                  0          0
                              Exchange Place, 37th Floor
                              Boston, MA  02109

Theodore Sall(5)              47 Lake View Drive                                   13,000         (6)
                              Old Tappan, NJ  07675

Sheldon Sandler (4)(5)        Ladenburg, Thalmann & Co., Inc.                      10,000         (6)
                              590 Madison Avenue
                              New York, NY  10022

All Directors and Officers                                                      1,606,953      22.13
as a Group


(1) Includes warrants to purchase 57,326 shares which are currently exercisable
(2) Includes 72,589 shares of common stock owned by Mr. Engelberger's wife, Margaret Engelberger, but does not include shares beneficially owned by Mr. Engelberger's adult children or his brother. Also includes 311,616 shares owned by the Joseph F. Engelberger Foundation. Also includes warrants to purchase 279,732 shares, and options to purchase 19,328 shares, each of which is currently exercisable. Does not include the First Engelberger Warrants, Additional Engelberger Warrants, Second Engelberger Warrants or Engelberger Shares described under the heading "Engelberger Loans."
(3) Includes options to purchase 9,872 shares. Does not include the Sweeny Warrants described under the heading "Sweeny Loans."
(4) Does not include shares beneficially owned by these individuals' employers, Prospect Street Connecticut Capital Inc., and Ladenburg, Thalmann & Co., Inc.
(5) Includes options to purchase 10,000 shares owned by such person.
(6) Less than one percent.

PROPOSAL ONE: APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF
INCORPORATION

BACKGROUND. The Board unanimously adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation (the "AMENDMENT") increasing the number of authorized shares of Common Stock from 10,000,000 to 40,000,000. The Board is requesting Stockholder approval of the Amendment.

The Company's Certificate of Incorporation currently authorizes the issuance of 10,000,000 shares of Common Stock (the "AUTHORIZED SHARES"). As of the Record Date, 6,951,300 of these Authorized Shares were issued and outstanding (the "OUTSTANDING SHARES"). In addition, as of the Record Date, an additional 2,658,867 of these Authorized Shares have been reserved for issuance pursuant to the warrants, options and stock option plans described below (the "RESERVED SHARES"):


WARRANT, OPTION OR PLAN                             SHARES RESERVED FOR ISSUANCE
-----------------------                             ----------------------------
Public Warrants and  Underwriter Unit Options (1)                      1,556,789
Stock Option Plans (2)                                                   750,000
Investor Warrants (3)                                                    352,078
                                                                       ---------
Total                                                                  2,658,867


(1) Represents shares issuable upon exercise of (a) warrants expiring February 5, 2001 issued in connection with the Company's 1996 initial public offering and (b) units (and warrants contained therein) expiring February 5, 2001 granted to the underwriters.
(2) Reflects shares reserved for issuance under the Company's 1984 Stock Option Plan, 1988 Stock Option Plan and 1995 Stock Option Plan.
(3) Represents shares issuable upon exercise of warrants expiring at various times issued to private investors and lenders.

Accordingly, all but 389,833 of the Company's Authorized Shares were issued and outstanding or are currently reserved for some specific purpose. Moreover, certain of the Investor Warrants contain anti-dilution provisions which, as a result of the issuances of stock and other securities by the Company described herein, could require the Company to issue more shares upon exercise of such warrants than the Company currently has reserved for such issuance. In the event the Stockholders approve Proposal One, and upon the effectiveness of the Amendment, as described below, the Company intends to reserve an additional number (estimated to be approximately 1,000,000) of shares of Common Stock ("EXCESS SHARES") for issuance upon exercise of all Investor Warrants in order to give effect to these anti-dilution provisions. Given the exercise price of the Public Warrants and Investor Warrants, the Company's management believes that the likelihood is remote that outstanding warrants and options would be exercised for a number of shares, if at all, in excess of the number of authorized but unissued shares of stock in the event the Stockholders do not approve Proposal One.

If the Amendment is approved, the Board intends to cause a certificate of amendment to the Certificate of Incorporation (the "AMENDMENT CERTIFICATE") to be filed with the

Office of the Connecticut Secretary of the State (the "CONNECTICUT SECRETARY OF STATE") as soon as practicable after the date of the Special Meeting to effect the Amendment to the Certificate of Incorporation. Upon effectiveness of the Amendment, the Company will have an additional 30,000,000 shares of Common Stock authorized for issuance.

RECENT TRANSACTIONS. During the second half of 1997, the Company's financial condition deteriorated and the Company experienced severe cash shortages. The Company defaulted on loan payments to Connecticut Innovations Incorporated ("CII") and to the Company's Chairman, Joseph F. Engelberger. As of January 31, 1998, the outstanding principal and interest due under these loans, respectively, were $454,545 and $171,862. Additionally, Leasing Technologies International Inc. ("LTI") notified the Company in August 1997 that the Company was in default under the terms of its Master Lease Agreement. The Company was also served an eviction notice by its landlord due to non-payment of rent. As of November 13, 1997, past due accounts payable were approximately $1.1 million. The Company was also delisted by the Philadelphia Stock Exchange and NASDAQ Small Cap Market tier of the NASDAQ Stock Market as a result of the Company's inability to meet the applicable stock price and net worth requirements.

      In light of the foregoing, the Company's management developed and implemented a plan which resulted in significant actions being taken to reduce expenses and to work out accommodations with creditors and lenders while seeking alternative sources of capital. Management believed that if accommodations could be made with creditors and lenders, then the Company could operate in a downsized configuration, funded with the revenue streams generated by the current and future rentals and sales of its HelpMate robots while the Company pursued alternatives for addressing the long-term growth capital needs of the business.

      Accordingly, a substantial downsizing of the Company was accomplished in the third quarter of fiscal 1997. The staff was reduced from 40 employees (35 full-time, 5 part-time) to 12 full-time and 2 part-time employees. The Vice President of Engineering and the Vice President of Sales and Marketing resigned and the remaining senior management of the Company took significant reductions in pay. Staff reductions were made in all departments, including sales and marketing, engineering, manufacturing and administration. The remaining staff was dedicated to support of the existing base of robots in the field at customer sites. The Company also continued to build and install robots at a reduced rate to fill orders from its existing backlog production, using materials and parts which had been previously ordered. No new materials for robots were ordered. Sales and marketing activities for generating new customer orders were reduced to responding to inquiries as received and no industry trade shows were attended. To further reduce costs, the Company relocated to smaller office space.

      During December 1997 and January 1998, the Company completed negotiations with respect to the settlement of debt and trade payables with its creditors in exchange for stock and/or reduced payments as described below. The Company also reached agreement with the landlord to forestall eviction and has negotiated a new three year lease for the reduced space which the Company currently occupies. The Company also resolved its default issues with LTI. Staff has been increased slightly to 15, including the rehiring of a sales manager and management salary levels have been reinstated. To further reduce costs, the Company changed its outside auditors to Arthur Anderson LLP.

      As of the date hereof, the Company is operating at slightly below cash break-even level and management believes that at the Company's current level of operations, it will have sufficient cash to maintain operations throughout 1998 and to complete the installation of robots from its then remaining backlog of orders. The foregoing sentence is a forward looking statement made on a good faith basis. Actual results may differ materially from forward looking statement for reasons including, but not limited to, changes in the health care industry, mix of robot rentals versus sales, the Company's ability to continue to generate cash flow from operations, the Company's ability to fulfill a portion of its backlog and withstand any resulting effects of nonfulfillment, the approval by the stockholders of Proposal One and the acceptance for filing by the Connecticut Secretary of the State of the Amendment Certificate and the consummation of the other transactions described below.

      Further, as a result of the above described efforts, the Company has entered into the following financing transactions.

      PRIVATE PLACEMENT OF INVESTOR UNITS. In February 1998, the Company concluded a private placement ("PRIVATE PLACEMENT") of $1,350,000 of units ("INVESTOR UNITS"). Each Investor Unit consisted of a Promissory Note ("UNIT NOTE") and a Warrant ("UNIT WARRANT"). Each Unit Note is in the principal amount of $100,000 and bears interest at a rate of seven percent (7.00%) per annum payable quarterly and comes due on October 1, 1998. Each Unit Note is convertible into 303,030 shares of Common Stock ("UNIT NOTE SHARES") at a rate of one (1) share of Common Stock for each $.33 of principal indebtedness outstanding under the Unit Note. Each Unit Warrant will be immediately exercisable for 100,000 shares of Common Stock ("UNIT WARRANT SHARES") at an exercise price of $.33 per share. All of the Unit Notes will be converted into an aggregate of 4,090,909 Unit Note Shares. All of the Unit Warrants are exercisable for an aggregate of 1,350,000 Unit Warrant Shares. By their terms, however, the Unit Notes will not be converted into Unit Note Shares and the Unit Warrants will not be effective nor exercisable for Unit Warrant Shares unless and until the Stockholders approve Proposal One and the Amendment Certificate is accepted for filing by the Connecticut Secretary of State.

      ENGELBERGER LOANS. In November 1997, the Company's Chairman, Joseph F. Engelberger, (and a foundation established by Mr. Engelberger), made a demand loan to the Company in the amount of $150,000. Mr. Engelberger is the Company's co-founder, its Chairman, and a director. In exchange for that loan, the Company issued two demand notes bearing interest at a rate of fifteen percent (15%) per annum (collectively the "1997 ENGELBERGER NOTE"). In consideration for this loan, in January 1998, the Company issued to Mr.

Engelberger warrants expiring December 31, 2001 ("FIRST ENGELBERGER WARRANTS") to purchase 25,000 shares of Common Stock at an exercise price of $.33 per share. In January 1998, the 1997 Engelberger Note was converted into 467,424 shares of the Company's Common Stock at a rate of one share of Common Stock for every $.33 of principal and interest outstanding under the 1997 Engelberger Note. In consideration of Mr. Engelberger's agreement to convert the 1997 Engelberger Note, the Company issued to Mr. Engelberger warrants expiring December 31, 2001 ("ADDITIONAL ENGELBERGER WARRANTS") to purchase 154,250 shares of Common Stock at an exercise price of $.33 per share.

      The Company is also indebted to Mr. Engelberger pursuant to a term note dated May 26, 1995 bearing interest at a rate of 10% per annum (the "1995 ENGELBERGER NOTE"). The 1995 Engelberger Note required payments of interest only for one year, and then equal payments of principal and interest for 48 months, through June, 2000. In January 1998, the Company and Mr. Engelberger agreed to convert the 1995 Engelberger Note into Shares of the Company's Common Stock (the "ENGELBERGER SHARES") so that the outstanding indebtedness thereunder will be liquidated at the rate of one share of Common Stock for each $.33 of indebtedness liquidated. In addition, the Company has agreed to issue to Mr. Engelberger warrants expiring December 31, 2001 ("SECOND ENGELBERGER WARRANTS") exercisable for shares of Common Stock at an exercise price of $.33 per share for each dollar of indebtedness liquidated. The number of Engelberger Shares and Second Engelberger Warrants to be issued in exchange for the liquidation of this indebtedness will be determined as of the date of conversion based upon the outstanding balance under the Second Engelberger Note. By way of illustration, if the Second Engelberger Note were to have been liquidated as of January 31, 1998, Mr. Engelberger would have been entitled to receive an aggregate of 520,794 Engelberger Shares and Second Engelberger Warrants to purchase an aggregate of 171,862 shares in exchange for the liquidation of $171,862 of principal and interest outstanding as of that date.

      The 1995 Engelberger Note will not be converted, the Engelberger Shares will not be issued, and by their terms the First Engelberger Warrants, the additional Engelberger Warrants and the Second Engelberger Warrants will not be effective nor exercisable for shares of the Company's Common Stock (the "ENGELBERGER WARRANT SHARES") unless and until the Stockholders approve Proposal One and the Amendment Certificate is accepted for filing by the Connecticut Secretary of State.

      Mr. Engelberger has advised the Company that he intends to vote all 994,140 outstanding shares beneficially owned by him (representing approximately 14.3% of the outstanding shares entitled to vote at the Special Meeting) FOR Proposal One to amend the Company's Certificate of Incorporation.

      BROOKEHILL LOAN. In November, 1997, Brookehill Equities, Inc. ("BROOKEHILL") made a demand loan to the Company in the amount of $150,000, as evidenced by a note bearing interest at a rate of fifteen percent (15%) per annum ("BROOKEHILL NOTE"). In January 1998, the Company repaid $75,000 of this loan. In consideration of this loan, in January 1998, the Company issued to Brookehill warrants expiring December 31, 2001 ("BROOKEHILL WARRANTS") to purchase 25,000 shares ("BROOKEHILL WARRANT SHARES") of Common Stock at an exercise price of $.33 per share. By their terms, the Brookehill Warrants will not be effective nor exercisable for the Brookehill Warrant Shares unless and until the Stockholders approve Proposal One and the Amendment Certificate is accepted for filing by the Connecticut Secretary of State.

      SWEENY LOAN.  In July 1997, the Company's President and director, Thomas
K. Sweeny, made a demand loan to the Company in the amount of $60,000 evidenced by a note bearing interest at a rate of eight and one-half percent (8.5%) per annum. In January 1998, that note was converted into 189,845 shares of the Company's Common Stock at a rate of one share of Common Stock for every $.33 of principal and interest outstanding thereunder. In consideration of Mr.
Sweeny's agreement to convert that note, the Company issued to Mr. Sweeny warrants expiring December 31, 2001 ("SWEENY WARRANTS") to purchase 62,649 shares of Common Stock at an exercise price of $.33 per share. By their terms, the Sweeny Warrants will not be effective nor exercisable for shares of the Sweeny Warrant Shares unless and until the Stockholders approve
Proposal One and the Amendment Certificate is accepted for filing by the Connecticut Secretary or State.

      Mr. Sweeny has advised the Company that he intends to vote all 349,317 outstanding shares beneficially owned by him (representing approximately 5% of the outstanding shares entitled to vote at the Special Meeting) FOR Proposal One to amend the Company's Certificate of Incorporation.

      CREDITOR SHARES. In December 1997 and January 1998, the Company entered into agreements with certain of its creditors pursuant to which each of those creditors agreed to liquidate the Company's payables to such creditor in exchange for shares of the Company's stock ("CREDITOR SHARES") and warrants to purchase the Company's stock ("CREDITOR WARRANTS"). The Creditor Shares will be issued at the rate of one Creditor Share for each $.33 of indebtedness liquidated. The Creditor Warrants will be issued at the rate of one Creditor Warrant per dollar of indebtedness liquidated and will be exercisable for shares of Common Stock ("CREDITOR WARRANT SHARES"). The Company proposes to issue to the creditors an aggregate of 468,958 Creditor Shares and Creditor Warrants to purchase an aggregate of 154,756 Creditor Warrant Shares in exchange for the liquidation of $154,756 of payables. The Creditor Shares and Creditor Warrant will not be issued, and by their terms, the Creditor Warrants will not be effective nor exercisable for the Creditor Warrant Shares unless and until the Stockholders approve Proposal One and the Amendment Certificate is accepted for filing by the Connecticut Secretary of State.


      CREDITOR PAYMENTS. In December 1997 and January 1998, the Company completed transactions with other certain other of its creditors pursuant to which each of those creditors agreed to liquidate the Company's payables to such creditor in exchange an immediate cash payment of a portion of the payable. The Company used approximately $515,000 of the Private Placement proceeds to make these payments and, as a result, liquidated approximately $850,000 of the $1.1 million of past due payables outstanding as of November 13, 1997.

      BOSTON GROUP SHARES. In consideration for its services to the Company in connection with the Private Placement, the Boston Group, LP will be issued a warrant expiring December 31, 2001 ("BOSTON GROUP WARRANT") immediately exercisable to purchase up to approximately 2,379,000 shares of Common Stock ("BOSTON GROUP WARRANT SHARES") at an exercise price of $.33 per Boston Group Warrant Share. The number of Boston Group Warrant Shares will be determined as of the date the Amendment Certificate is accepted for filing and will be based upon, among other things, the gross proceeds of the Private Placement, and the dollar amount of payables and other creditor payments liquidated, including those to Messrs. Engelberger and Sweeny and to CII described herein. By its terms, the Boston Group Warrant will not be effective nor exercisable for the Boston Group Warrant Shares unless and until the Stockholders approve Proposal One and the Amendment Certificate has been accepted for filing the Connecticut Secretary of State. In addition to the Boston Group Warrant, the Company also paid the Boston Group, LP commissions and a non-accountable expense allowance in connection with the Private Placement in the amount of $189,000.

      CII SECURITIES AND ROYALTIES. In January 1998, the Company reached an agreement in principle with CII, a security-holder and creditor of the Company, pursuant to which

CII has agreed to convert the Company's loan indebtedness and certain accrued royalty payments to CII into shares of Common Stock and warrants to purchase Common Stock, and to accept shares of Common Stock and warrants in lieu of certain royalty payments which may come due during the calendar year 1998.

      LOAN OBLIGATIONS. The Company's loan indebtedness to CII is evidenced by a note dated June 14, 1995 ("CII NOTE") bearing interest at a rate of 10% per annum. The CII Note requires payments of interest only for one year, and then equal payments of principal and interest for 48 months, through June, 2000, and is secured by a security interest in all of the Company's intellectual property relating the HelpMate in the North and South American markets. As of January 31, 1998, the outstanding principal and interest due under the CII Loan was $454,545. Under the CII loan agreements, the Company is also required, among other things, to retain its principal place of business and a majority of its employees and operations in the State of Connecticut ("CONNECTICUT PRESENCE REQUIREMENTS") until June, 2001.

      ROYALTY OBLIGATIONS. The Company also has certain royalty obligations to CII under a Development Agreement dated December 29, 1986, pursuant to which CII reimbursed the Company for certain development costs related to the HelpMate robotics courier system ("SPONSORED PRODUCTS"). Under the Development Agreement, the Company must pay royalties to CII equal to (i) a specified percentage ("COMPANY PERCENTAGE RATE") of the Company's net sales of Sponsored Products, (ii) fifty percent of license fees paid to the Company under licenses granting to third parties the rights to produce or sell the Sponsored Products, and (iii) fifty percent of any royalties received by the Company on net sales of Sponsored Products by third-party licensees of the Company. During the two-year period ending February 1998 ("REDUCED ROYALTY TERM"), the Company Percentage Rate was equal to the greater of (i) one and one-half percent of the net sales of Sponsored Products or (ii) twenty percent (20%) of the Company's pre-tax profits (but in no event more than five percent of net sales of Sponsored Products). After February 1998, the Company Percentage Rate increases to five percent of the Company's net sales of Sponsored Products. Subject to the satisfaction of certain conditions, at the expiration of the Reduced Royalty Term, the Company will be credited with an additional $300,000 in royalty payments against the Royalty Threshold described below. The Company must pay royalties at the rate described above until the total royalties paid or credited have aggregated $2,205,000 ("ROYALTY THRESHOLD"). Once royalties paid or credited have reached the Royalty Threshold, the Company must thereafter pay royalties for a period equal to the period of time taken to reach the Royalty Threshold except that the Company Percentage Rate during that period would be reduced to one-half of one percent. Royalties payable only to the extent that sales and license fees are realized. Through December 31, 1997, the Company has paid approximately $265,000 in royalties to CII.

      1998 AGREEMENT IN PRINCIPLE. CII has agreed to convert the outstanding indebtedness under the CII Note and royalty payments accrued under the Development Agreement through December 31, 1997 into shares of the Company's Common Stock and such amounts will be liquidated at the rate of one share of Common Stock for each $.33 of indebtedness and royalty liquidated. In addition, the Company will issue to CII warrants expiring December 31, 2001 ("CII WARRANTS") exercisable for shares of

Common Stock at an exercise price of $.33 per CII Warrant Share for each dollar of indebtedness and royalty liquidated. The number of CII Shares and CII Warrants to be issued will be determined as of the date of conversion. By way of illustration, if the CII Note and the December 31, 1997 accrued royalty were to be so liquidated as of January 31, 1998, CII would have been entitled to receive an aggregate of 1,447,591 CII Shares and CII Warrants to purchase an aggregate of 477,705 shares of Common Stock. In lieu of cash payments of the royalties accruing during the fiscal year ending December 31, 1998, CII has also agreed to accept one share of Common Stock ("CII ROYALTY SHARES") for each $.33 of royalties required to be paid and warrants expiring December 31, 2001 ("CII ROYALTY WARRANTS") to purchase one share of Common Stock at an exercise price of $.33 per share for each dollar of royalties required to be paid.

      As part of its agreement with CII the Company must agree to extend the Connecticut Presence Requirements to a term ending ten years from the date of closing. In the event the Company violates the Connecticut Presence Requirements, CII can (a) demand immediate payment of the balance of the Royalty Threshold; and (b) require the Company to repurchase its Company Securities.
The security interest previously granted to CII in the intellectual property relating to HelpMate in the North and South American markets will be extended so that it also secures the Company's obligations to make the royalty payments under the Development Agreement. In addition, a representative of CII would continue to have the right to attend meetings of the Company's board of directors so long as CII owns shares of the Company's stock and the Company has any outstanding obligations under the Development Agreement.

      The CII Shares and the CII Royalty Shares will not be issued, and by their terms, the CII Warrants and CII Royalty Warrants will not be effective nor exercisable for shares of the Company's Common Stock (the "CII WARRANT SHARES") unless and until the Stockholders approve Proposal One and the Amendment Certificate is accepted for filing by the Connecticut Secretary of State.

      REGISTRATION RIGHTS. None of the securities issued in the transactions described under the heading "Recent Transactions" may be resold to the public unless they are registered under the Securities Act of 1933, as amended or unless an exemption from such registration is available. If Proposal One is approved by the Stockholders, the Company has agreed to use its diligent efforts to register the Unit Warrants, the Unit Note Shares, the Unit Warrant Shares the Boston Group Shares and the Boston Group Warrants and the Boston Group Warrant Shares for public sale thirty (30) days after the closing of the issuance of the Creditor Shares.

AGREEMENT TO SEEK STOCKHOLDER APPROVAL. Because the Company did not have sufficient shares available to provide for the issuance of the Unit Note Shares, Unit Warrant Shares, Engelberger Note Shares, Engelberger Warrant Shares, Sweeny Warrant Shares, Creditor Shares, Creditor Warrant Shares, CII Shares, CII Royalty Shares, CII Warrant Shares and the Boston Group Warrant Shares (collectively, the "CONTINGENT SHARES"), the Company agreed to take steps necessary to provide for sufficient additional authorized shares of Common Stock. Specifically, the Company agreed to seek the approval of the Company's stockholders of an amendment to the Company's Certificate of Incorporation to provide additional authorized shares for issuance of the Contingent Shares. The Amendment for which Stockholder approval is being sought would provide sufficient shares for the issuance of the Contingent Shares. The Board of Directors has approved the Amendment and has recommended that the Stockholders approve the Amendment.

REASONS FOR APPROVAL. The Board is of the opinion that the proposed increase in the number of authorized shares of Common Stock is in the best interest of the Company and its stockholders. First, additional authorized shares will permit the Company to issue the Contingent Shares. If Proposal One is not approved, the Unit Notes will not be converted into common stock. In that event, the Unit Notes will come due and payable on October 1, 1998. The Company does not expect to have sufficient funds to make repay the Unit Notes when they come due. If Proposal One is approved, however, the Unit Notes will be converted into shares of the Company's common stock, and the Company will not be required to use its cash to make any payments on the Unit Notes. Moreover, the Company believes that many of the Company's creditors have refrained from commencing legal proceedings to enforce the payment of the Company's obligations to them in anticipating of the issuance of their Contingent Shares. If Proposal One is not approved by the Stockholders, the Company anticipates that some of those creditors could commence legal proceedings seeking repayment of sums owed to them. In that event, the Company could be compelled to seek protection from its creditors under the bankruptcy laws.

      The Board also considers it advisable to have additional authorized but unissued shares of Common Stock available to allow the Company to act promptly with respect to possible financings, and for other corporate and business purposes approved by the Board. In many situations prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The Board of Directors believes that it is important to have the flexibility to act promptly in the best interests of shareholders. Having additional authorized shares of Common Stock available for issuance in the future would give the Company greater flexibility and allow shares of Common Stock to be issued without the expense or delay of a stockholders' meeting, except as may be required by applicable laws or regulations or the rules of any stock exchange on which the Company's securities may then be listed. Other than for issuance of the Contingent Shares and the reservation of the Excess Shares, the Company has no current specific plans for issuance of additional shares of Common Stock.

      The Board is authorized to approve the issuance of additional Common Stock at any time. Although the increase in the authorized number of shares is not proposed for the purpose of any anti-takeover effect and the Company has no present intention of issuing additional shares of Common Stock for that purpose, the issuance of such shares may have an anti-takeover effect, depending upon the identity of the purchasers, the number of shares issued and the then current ownership of outstanding shares of the Company. In addition, the issuance of additional shares of Common Stock would dilute existing stockholders' equity interest in the Company. Stockholders of the Company do not have preemptive rights to purchase additional shares.

STOCKHOLDER VOTE NECESSARY FOR APPROVAL. The affirmative vote of a majority of the votes cast at the Special Meeting at which a quorum is present is required to approve Proposal One. Properly executed, unrevoked proxies will be voted FOR Proposal One unless a vote against the proposal or abstention is specifically indicated in the proxy.

DESCRIPTION OF COMMON STOCK. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company from time to time out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The outstanding shares of Common Stock are fully paid and nonassessable.

ANTI-TAKEOVER PROVISIONS. Although the purpose of seeking an increase in the number of authorized shares of Common Stock is not-intended for anti-takeover purposes, SEC rules require disclosure of charter and by-law provisions that could have an anti-takeover effect. Certain provisions of the Company's Certificate of Incorporation and of its By-Laws, and of the Connecticut General Statutes ("CGS") could, individually or in the aggregate, have an anti-takeover effect. These provisions are discussed generally below, but for a fuller understanding of these provisions and their potential effect, reference should be made to the Company's Certificate of Incorporation and By-Laws, which are available by writing to Investor Relations at the Company's address listed at the beginning of this proxy statement, and to the CGS. The Company believes that these provisions will increase the probability that the public stockholders will be treated fairly if an unsolicited attempt is made to acquire the Company. The provisions also will encourage any person intending to attempt such an acquisition to negotiate with the board of directors and will curtail such person's use of a large ownership position to control both sides of any potential acquisition negotiations. Under such circumstances the Board may be better able to make and implement sound business decisions and protect the interests of stockholders.

      The By-Laws provide that the board of directors shall fill all board vacancies, and that the board of directors also may increase the size of the board and fill the vacancies created thereby. In addition to any requirements in connection with a proposal by a security-holder pursuant to Regulation 14A under the Securities Exchange Act, the By-Laws also establish advance notice procedures with respect to stockholder proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to the Certificate of Incorporation or By-Laws to be brought before meetings of the Company's stockholders. These procedures require that the notice of such stockholder proposals must be timely given in writing to the Company's Secretary prior to the meeting at which the directors are to be elected or other action is to be taken. Generally, to be timely, notice must be received at the principal offices of the Company not less than fifty days prior to the meeting (or if fewer than fifty days notice or prior public disclosure of the meeting date is given by the Company, not later than the seventh day after which the notice was mailed or such public disclosure was made). The notice must contain certain information specified in the By-Laws. Finally, although the CGS permits the Company to provide for stockholder action in certain cases by less than unanimous written consent, the Company has not elected to include such a provision in the Certificate of Incorporation; therefore, stockholder action may only be taken at a duly held stockholder meeting or by unanimous written stockholder consent. The Certificate of Incorporation and By-Law provisions discussed in this paragraph may individually or cumulatively have the effect of discouraging attempts to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, these provisions may, individually or cumulatively, have the effect of entrenching current management or preventing or delaying stockholders from bringing matters before the stockholders at annual or special meetings.

      Under Connecticut law, certain actions to be taken by a corporation require stockholder approval. These actions generally include, without limitation, the sale of all or substantially all of the corporation's assets outside of the usual course of business, most mergers, consolidations, certain amendments to the corporation's certificate of incorporation and the dissolution of the corporation. Any such action must first be approved by the Board of Directors who must recommend the action to the stockholders who, in turn, must then approve the action.

      The Company is subject to CGS Section 33-841 (the "FAIR PRICE STATUTE"). In general, the Fair Price Statute prevents an "interested shareholder" or an "associate" or "affiliate" of an interested shareholder from engaging in a "business combination" (as such terms are defined in the Fair Price Statute) with a subject Connecticut corporation unless (i) the business combination was approved by the corporation's board of directors prior to the time that the interested shareholder first became an interested shareholder; (ii) the interested shareholder satisfies the requirements of Fair Price Statute with respect to the amount and form of the consideration it is paying in certain types of business transactions and certain other conditions are satisfied; or
(iii) the business combination is approved by the corporation's board of directors and then by both the holders of eighty percent of the voting power of the outstanding shares of voting stock of the corporation and the holders of two-thirds of the voting power of the outstanding shares of voting stock of the corporation other than voting stock held by the interested shareholder and its affiliates and associates. Any voting requirements set forth in Section 33-841 are in addition to any other voting requirements specified by law. Thus, to the extent a business combination may be a matter requiring a shareholder vote as described in the preceding paragraph, it may not be exempted from any otherwise required shareholder vote by board of director action alone. To the extent the provisions of the Fair Price Statute require a supermajority vote of the Company's stockholders to approve certain corporate transactions, they may enable a minority of the Company's common stockholders to exercise veto power over such transactions.

      The Company is also subject to the requirements of CGS Section 33-844 (the "CONTROL SHARE STATUTE"). The Control Share Statute generally prohibits a subject Connecticut corporation from engaging in any "business combination" with any "interested shareholder" of the corporation for a period of five years following the interested shareholder's "stock acquisition date" (as such terms are defined in the Control

Share Statute) unless such business combination or the purchase of stock made by such interested shareholder on such interested shareholder's stock acquisition date is approved by both the corporation's board of directors and by a majority of its nonemployee directors, of which there shall be at least two, prior to such stock acquisition date. Thus the Company's board of directors will have great flexibility in dealing with potential acquirors of the Company, which will increase the board's ability to negotiate in the best interest of the Company and its stockholders, but which also may increase the board's ability to entrench itself.

      In reaching a decision with respect to any merger or consolidation of the Company, any sale of all or substantially all of the Company's assets (whether or not in the usual or regular course of business), or any business combination with an interested shareholder under the Fair Price Statute or the Control Share Statute, each of the Company's directors will be required by CGS Section 33-756(c) (the "OTHER CONSTITUENCY STATUTE") to consider, in determining what he or she reasonably believes to be the best interests of the Company, the following factors: (i) the long-term as well as the short-term interests of the Company; (ii) the long-term as well as short-term interests of the stockholders, including the possibility that those interests might best be served by the continued independence of the Company; (iii) the interests of the Company's employees, customers, creditors and suppliers; and (iv) community and societal considerations, including those of any community in which any office or facility of the Company is located. A director performing his or her duties in accordance with the Other Constituency Statute will be deemed by that Section "to have no liability for any action taken as a director, or any failure to take any action." As a result of this statutory requirement, which is imposed on Connecticut corporations having a class of voting stock registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended, the directors of the Company will be required by law to consider factors other than value to the stockholders in making a determination with respect to any proposed sale of the Company.

      Under existing law, the Company could amend its Certificate of Incorporation so as to avoid the application of the Fair Price Statute and the Control Share Statute. Such amendments would require the approval of the Company's stockholders and board of directors. The Fair Price Statute, the Control Share Statute, the Other Constituency Statute and other statutes, independently or together with the provisions of the Company's Certificate of Incorporation and By-Laws described above, may operate to delay or discourage transactions affecting control of the Company.

PROPOSED LANGUAGE CHANGE. The Company proposes to amend paragraph 3 of the Company's Certificate of Incorporation to read as follows to effect the increase in authorized shares of Common Stock:

      3. The authorized capital stock of the Corporation shall consist of forty million (40,000,000) shares of common stock without par value.

                   THE BOARD RECOMMENDS A VOTE FOR PROPOSAL ONE.

OTHER BUSINESS

      The Board does not intend to bring any matters before the Special Meeting other than those set forth in the accompanying notice. The Board knows of no other matters to be brought before the Special Meeting by others. However, if any other matters are brought before the meeting, the proxies named in the enclosed form of proxy will vote in accordance with their judgment on such matters.

                                             By Order of the Board of Directors,


                                             Prudence Shepard
                                             Assistant Secretary
                                             February __, 1998

                                      PROXY
                              HELPMATE ROBOTICS INC.

       PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON MARCH 19, 1998

The undersigned stockholder hereby appoints JOSEPH F. ENGELBERGER and THOMAS K. SWEENY, and each of them, with full power of substitution, as proxies to vote all shares which the undersigned is entitled to vote at the Special Meeting of HelpMate Robotics Inc. (the "Company") to be held at the offices of the Company, Shelter Rock Lane, Danbury, Connecticut 06810 on Thursday, March 19, 1998 at 10:00 a.m. or any adjournment or postponement thereof, and directs said proxies to vote as instructed on the matters set forth below AND OTHERWISE AT THEIR DISCRETION.

  UNLESS OTHERWISE INDICATED BELOW, THE SHARES REPRESENTED BY THIS PROXY WILL BE
                            VOTED "FOR" PROPOSAL ONE.

           [Continued on back side - please complete and sign on back]

Proposal One. Approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized shares of Common Stock to 40,000,000

               FOR                 AGAINST                  ABSTAIN

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL ONE.

Receipt of a copy of the Notice of the Special Meeting and the accompanying Proxy Statement is hereby acknowledged. This proxy revokes all prior proxies given by the undersigned.

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                                     ___________________________
                                                                       Signature
                                                     ___________________________
                         Signature, if held jointly  ___________________________
                                                                           Title
                                                     ________________  ___, 1998
                                                                            Date

                   IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY.